Exhibit 19.1

VERTICAL DATA INC.

Insider Trading Policy

1.	Purpose of This Policy

Vertical Data Inc. (“Vertical Data” or the “Company”) is a Nevada corporation making public filings and preparing for a potential listing on the OTC Markets. Because employees, directors, and contractors may have access to material non-public information (“MNPI”), the Company must ensure compliance with:

●	U.S. Securities Exchange Act of 1934
●	SEC Rule 10b-5 (insider trading and anti-fraud)
●	Regulation FD (Fair Disclosure)
●	Rule 10b5-1 (pre-arranged trading plans)
●	Nevada corporate law
●	OTC Markets disclosure guidelines

The purpose of this Policy is to prevent insider trading, protect the Company, and ensure that all personnel understand their responsibilities clearly; without needing outside legal research.

2.	Scope

This Policy applies to all: Employees (full-time, part-time), Directors and officers, Contractors, consultants, advisors, Temporary workers and interns, Employees of subsidiaries, Anyone who receives MNPI from a covered person (“tippees”), and Immediate family members and household members of all the above.

This means: if you live with, advise, or share information with someone who trades Company securities, both of you may be liable.

For purposes of this Policy, ‘beneficial ownership’ shall be interpreted consistent with SEC Rule 16a-1 and includes not only securities held directly by a person, but also securities held by: (i) members of the person’s household; (ii) immediate family members who share the person’s household; and (iii) trusts, partnerships, LLCs, or other entities over which the person exercises control or has a pecuniary interest.

All such securities are deemed to be owned by the individual for purposes of this Policy, including blackout periods, pre-clearance, prohibitions on pledging, and reporting obligations.”

3.	Key Definitions

3.1	Material Information

Information is material if a reasonable investor would consider it important when deciding to buy or sell securities. Examples of material information at Vertical Data include:

●	Quarterly or annual financial results
●	Internal revenue, margin, profit data
●	Major customer wins or losses
●	Data center contracts and infrastructure deployments
●	Strategic partnerships
●	Fundraises, loans, or financing agreements
●	Plans to list on the OTC
●	M&A activity
●	Executive or Board changes
●	Litigation or regulatory issues
●	Unreleased SEC or OTC filings
●	Delays, outages, technology failures, or major product releases

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3.2	Non-Public Information

Information is non-public until it has been widely released through:

●	A press release
●	A public securities filing
●	An official Company announcement
●	Disclosure on the Company’s website or investor page

Internal emails, Slack messages, investor decks, and draft filings are not public.

3.3	Material Non-Public Information (MNPI)

MNPI is both material and non-public. This is the core concept of insider trading.

3.4	Insider Trading

“Insider Trading” means buying or selling a Company security while aware of MNPI. This includes:

●	Buying or selling shares
●	Exercising or selling options
●	Transferring restricted stock
●	Participating in secondary transactions
●	Selling shares on private platforms (e.g., EquityZen, Forge)

3.5	Tipping

“Tipping” means sharing MNPI with someone else, intentionally or accidentally, who might trade on it. This includes family, partners, investors, friends, or business contacts.

3.6	Securities Covered by This Policy

This Policy applies to:

●	Common stock
●	Preferred stock
●	Options and RSUs
●	Warrants
●	SAFEs or convertible notes
●	Any derivative tied to Company securities
●	Any private or OTC market transaction

4.	What You MUST NOT Do (Core Rules)

4.1	Do not trade Company securities while you possess MNPI

This is illegal under SEC Rule 10b-5.

4.2	Do not share (“tip”) MNPI with anyone

Even if:

●	They promise not to tell anyone
●	They don’t trade
●	You don’t benefit

4.3	Do not recommend that anyone else buy or sell Company securities

Even casual comments like “now is a good time to buy” may be illegal.

4.4	Do not discuss MNPI in public or unsecured places

Examples include, but are not limited to: Airports, restaurants, rideshare cars, Personal email or messaging apps, Social media (even private accounts), among others.

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4.5	Engaging in short sales, hedging transactions, margin purchases, or derivative transactions involving Company securities,

Except as explicitly permitted under Section 15 below.

5.	When You CAN Trade

You may trade only if all three conditions are true:

1.	You are not aware of MNPI
2.	You are not in a blackout period
3.	If required, you have pre-clearance approval

6.	Blackout Periods

To prevent trading on material non-public information relating to quarterly and annual financial results, Vertical Data will impose regular quarterly blackout periods and certain event-driven blackout periods.

6.1	Quarterly Blackouts (post-listing)

Once Vertical Data is public, a routine blackout period will apply to designated insiders:

●	Starts: 15 days prior to the scheduled Board of Directors meeting at which the quarterly or annual financial statements will be reviewed and approved
●	Ends: At the close of business on the second trading day following the public disclosure of such financial statements.

6.2	Event-Driven Blackouts

The Company may impose blackout periods due to specific events, including:

●	M&A activity
●	Large customer wins or losses
●	Financing or capital-raising transactions
●	Major operational developments
●	Draft SEC or OTC filings
●	Regulatory or litigation matters
●	Data center or infrastructure contracts

The Compliance Officer will notify affected persons.

7.	Pre-Clearance Requirements

Once the Company is public, the following must pre-clear all trades:

●	Directors
●	Officers
●	Executives
●	Anyone designated as an “insider”

Pre-clearance ensures compliance with blackout periods and MNPI restrictions. Approval is valid for 5 business days only.

8.	Rule 10b5-1 Trading Plans

Insiders may adopt a Rule 10b5-1 plan, which:

●	Can only be adopted when the insider has no MNPI
●	Lets trades execute automatically
●	Protects against liability if rules are followed

The Compliance Officer must approve the plan. All 10b5-1 plans must comply with SEC rules, including minimum cooling-off periods, no overlapping plans, and certification requirements for officers and directors.

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9.	Confidentiality & Regulation FD

9.1	What is Regulation FD?

Reg FD requires public companies to disclose material information to everyone at the same time; not selectively. This means:

●	Do not share MNPI with analysts, investors, journalists, or partners unless it’s already public.
●	If you must share MNPI for business reasons, it must be covered by an NDA.

9.2	External Communications

Only the following may speak for the Company:

●	CEO
●	CFO
●	Authorized Communications/Investor Relations personnel

All external inquiries must be forwarded to them. No insider may confirm, deny, or comment on market rumors or speculation.

10.	Examples of Insider Trading

10.1	Talking to family

You tell your spouse that “Q2 revenue is going to be huge” before it’s public.

Your spouse buys shares.

→ Illegal tipping.

10.2	Discussing a customer deal

You mention to a friend that “We just closed a big data center contract.”

Your friend invests.

→ Illegal tipping.

10.3	Seeing an internal financial update

You see a draft filing showing strong performance.

You buy shares.

→ Illegal insider trading.

10.4	Private secondary sale

You sell shares privately to an investor, while you know the Company is raising a large round.

→ Illegal insider trading even if the Company is still private.

10.5	Social media post

You tweet: “Huge announcement next week!”

→ Potential Reg FD violation.

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11.	Consequences of Violations

Federal Penalties (from Securities Exchange Act)

●	Fines up to 3x profit gained or loss avoided
●	Criminal fines up to $5,000,000
●	Prison sentences up to 20 years

Company Penalties

●	Immediate termination
●	Removal from role
●	Cancellation of equity awards
●	Additional internal remedies may include canceling trades, clawing back gains, suspending trading privileges, or referral to the Board for disciplinary review.

The Company will fully cooperate with regulators.

12.	Compliance Administration

The Company will designate a Compliance Officer, responsible for:

●	Administering the Policy
●	Maintaining insider lists
●	Managing blackout periods
●	Approving pre-clearance requests
●	Coordinating with OTC Markets
●	Providing training and answers
●	Ensuring Section 16 and Rule 144 compliance All questions must be directed to the Compliance Officer.

13.	Acknowledgment

All covered individuals must:

●	Sign acknowledgment of this policy upon onboarding
●	Re-acknowledge annually
●	Attend training as required
●	Report suspected violations immediately

14.	Amendments

This Policy may be updated at any time to comply with:

●	SEC rule changes
●	OTC Markets requirements
●	Best governance practices
●	Corporate restructuring

15.	Limited Permitted Pledging and Borrowing Against Company Securities

General Rule

Pledging, margining, or using Company securities as collateral is prohibited for all directors, officers, employees, and insiders unless expressly approved under this Section.

Executive-Level Exception

Notwithstanding the above, C-level executive officers may request written approval from the Board of Directors (or Corporate Governance Committee) to enter into a borrowing arrangement secured by Company securities, provided the following conditions are met:

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15.1	Only fully-owned, fully-vested, unrestricted shares may be pledged.

No RSUs, options, unvested equity, or restricted securities may be used as collateral.

15.2	The loan must not be a margin loan.

Only non-recourse or limited-recourse lending arrangements are permitted. The loan may not authorize the lender to sell Company stock without prior notice and cure opportunity.

15.3	Loan-to-Value (LTV) Requirement.

The total borrowing amount must not exceed 25% of the market value of pledged Company shares at the time of approval or such lower threshold imposed by the Board.

15.4	Aggregate Pledge Cap.

Executives may not pledge more than 25% of their total beneficial ownership of Company securities.

15.5	Board Pre-Approval.

Executives must provide:

–	Number of shares to be pledged
–	Purpose of borrowing
–	Loan terms and collateral mechanics
–	Details of any cure or liquidation rights

No pledge may be executed without written Board approval.

15.6	Ongoing Notification.

Executives must notify the Compliance Officer of any material modification or change in loan terms and may not permit any forced sale during blackout periods.

15.7	Board Discretion.

The Board has absolute discretion to deny or revoke approval based on governance considerations or risk management.

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